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Exhibit 99.3

MOTORCAR PARTS & ACCESSORIES, INC.

AMENDMENT NO. 2 TO
1994 STOCK OPTION PLAN

        This Amendment No. 2 to the Motorcar Parts & Accessories, Inc. 1994 Stock Option Plan ("Amendment") is effective as of December 5, 2002 and amends that certain 1994 Stock Option Plan, as amended (the "Stock Option Plan"), of Motorcar Parts & Accessories, Inc. (the "Company"). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Company's Stock Option Plan.

        WHEREAS, the Company has previously adopted the Stock Option Plan;

        WHEREAS, the Plan provides that the Board of Directors may make such amendments to the Stock Option Plan as it shall deem advisable;

        WHEREAS, at a shareholders' meeting duly held on November 1, 2002, a majority of the shareholders of the Company approved an amendment to the Stock Option Plan increasing the number of shares subject to the Stock Option Plan; and

        WHEREAS, the Company's Board of Directors has determined that it is in the Company's best interest to amend the Stock Option Plan in the manner provided herein.

        NOW, THEREFORE, in consideration of the foregoing recitals, the Company hereby amends the Stock Option Plan as set forth below:

        1.    Amendments:

          The first sentence of Paragraph 2 of the Stock Option Plan entitled "STOCK SUBJECT TO THE PLAN" shall be amended in full to read as follows:

            "Subject to the provisions of Paragraph 12, the aggregate number of shares of Common Stock, $.01 par value per share, of the Company ("Common Stock") for which options may be granted under the Plan shall not exceed 1,155,000."

        2.    Miscellaneous.

          (a)  Except as affected by this Amendment, the Stock Option Plan is unchanged and continues in full force and effect. All references to the Stock Option Plan shall refer to the Stock Option Plan as amended by this Amendment.

          (b)  In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Stock Option Plan with respect to the matters set forth herein, the provisions of this Amendment shall control.

        IN WITNESS WHEREOF, the Company has caused this Amendment to be signed as of the date first written above.

MOTORCAR PARTS & ACCESSORIES, INC., a New York corporation
By:

Name:
Title:

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MOTORCAR PARTS & ACCESSORIES, INC. AMENDMENT NO. 2 TO 1994 STOCK OPTION PLAN